Exhibit 14.3

Ariel Way, Inc Code of Ethics for Financial Operation and Financial Officers

In addition to our general ethical business conduct policy applicable to all Ariel Way employees, financial officers of Ariel Way, Inc. are also subject to additional rules designed to aid in assuring that Ariel Way's financial reporting is proper and transparent. A copy of our general ethical business conduct policy, called our Code of Business Conduct, is attached to the code.

Accounting entries, invoices and other documentation must describe the transactions to which they relate. There may be no omissions of any company transactions from the books and records, no advance income recognition and no hidden bank accounts or funds that could result in any significant deficiencies in Ariel Way's disclosure of financial information in its financial statements. Our SEC reports and other public financial documents like earnings releases and investor presentations must be prepared and presented in a full, fair, accurate, timely and understandable manner.

Each financial officer is expected to promptly report what he or she believes in good faith is a violation of the law or Company policy, including any fraud involving employees who have a substantial role in our financial reporting, whether accidental or deliberate, by any Ariel Way employee. Financial officers must also report any significant deficiencies in Ariel Way's internal controls that could adversely affect disclosure of financial information in Ariel Way's financial statements. The knowing failure to report a violation is itself a violation of our policies. Employees will not be disciplined or suffer retribution for reporting honestly and in good faith suspected violations. You may report any such violations to your superior. Alternatively, if you prefer or you think your superior will not adequately respond, you may report (including anonymously if you wish) through Ariel Way's Internal Control Line, the procedures for which are spelled out on Ariel Way's website.

Our policy is to cooperate with all government investigations of possible unlawful conduct. If a criminal violation has occurred, we will take appropriate steps to stop the illegal conduct and to prevent it from recurring.

Disciplinary action for any violation of this policy or our ethics policies will be the prerogative of the Company's management and/or Board of Directors and may include a reprimand which is documented in the personnel file, loss of compensation, change of responsibilities to avoid repeat violations, demotion, termination or other measures deemed appropriate.

If you have any questions concerning the Code, please contact Ariel Way's Corporate Legal Counsel.